                                                                  EXHIBIT (a)1

                          INTERNATIONAL PAYPHONES, INC.
                              Financial statements

                     December 31, 1995 amd December 31, 1994



                              page 4 of 18 pages

                          International Payphones, Inc.
                                Table of contents




                                                                                                                    Page



                    Auditors' opinion                                                                                  1


                    Balance Sheets, December 31, 1995 and December 31, 1994                                            2


                    Statements of Earnings and Retained Earnings,  For the
                    years ended December 31, 1995 and December 31, 1994                                                3


                    Statements of cash flows, for the years ended December 31, 1995
                    and December 31, 1994.                                                                             4


                    Notes to financial statements, December 31, 1995 and December 31, 1994                             5


                     [ERNEST M. SEWELL, CPA, PA LETTERHEAD]

To The Stockholders
International Payphones, Inc.
Hilton Head Island, South Carolina



We have audited the accompanying Balance Sheets of International Payphones, Inc. (a Tennessee corporation) as of December 31, 1995 and December 31, 1994, and the related Statements of Earnings and Retained Earnings and Cash Flows for years then ended. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Payphones, Inc. and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.




                                       /s/ Ernest M. Sewell, CPA
                                       Bluffton, South Carolina





April 24, 1996

                          INTERNATIONAL PAYPHONES, INC.
                                 BALANCE SHEETS
                        As of December 31, 1995 and 1994

                                                                                      1995             1994
                                                                                ---------------  ---------------

                                     ASSETS

               Current Assets
                  Cash                                                          $    17,321.08   $    25,530.67
                  Accounts receivable - trade                                        48,996.42        35,913.21
                  Other amounts receivable (Note D)                                   5,600.00        25,574.54
                  Parts and supplies inventory                                        9,420.00        11,625.00
                                                                                ---------------  ---------------
                  Total Current Assets                                               81,337.50        98,643.42

               Property and Equipment
                  Property and equipment (Note B and F)                             816,148.89       720,142.61
                  Accumulated depreciation                                         (539,338.28)     (455,592.94)
                                                                                ---------------  ---------------
                  Net Property and Equipment                                        276,810.61       264,549.67
                                                                                ---------------  ---------------

                     TOTAL ASSETS                                               $   358,148.11   $   363,193.09
                                                                                ===============  ===============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

               Current Liabilities
                  Current portion of long-term debt (Note F)                    $    73,978.08   $    48,761.05
                  Accounts payable - trade                                            2,717.23         7,822.66
                  Accrued payroll and payroll taxes                                        -          10,265.07
                  Other accrued liabilities (Note E)                                 18,391.81        24,220.91
                  Deferred income taxes (Note C)                                      6,000.00         5,100.00
                                                                                ---------------  ---------------
                  Total Current Liabilities                                         101,087.12        96,169.69

               Long-term debt - net of current portion (Note F)                     118,654.10        81,515.83
                                                                                ---------------  ---------------

                     TOTAL LIABILITIES                                              219,741.22       177,685.52

               Shareholders' Equity
                  Common stock                                                        3,321.00         3,321.00
                  Additional paid-in capital                                        106,000.00       106,000.00
                  Retained earnings                                                  29,085.89        76,186.57
                                                                                ---------------  ---------------
                  Total Shareholders' Equity                                        138,406.89       185,507.57
                                                                                ---------------  ---------------

                     TOTAL LIABILITIES AND EQUITY                               $   358,148.11   $   363,193.09
                                                                                ===============  ===============


         The accompanying notes are an integral part of this statement.

                          INTERNATIONAL PAYPHONES, INC.
                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                 For the years ended December 31, 1995 and 1994

                                                                                      1995             1994
                                                                                ---------------  ---------------


               Revenue                                                          $ 1,194,620.91   $ 1,135,734.73

               Direct costs                                                         608,061.14       553,336.70
                                                                                ---------------  ---------------
                  Gross Profit                                                      586,559.77       582,398.03

               General and Administrative Expenses                                  563,028.15       546,365.04
                                                                                ---------------  ---------------

                  Earnings from operations                                           23,531.62        36,032.99

               Other income (expense):
                  Interest income                                                      (665.84)             -
                  Gain (loss) on asset sale                                             916.16        (2,731.45)
                                                                                ---------------  ---------------
                  Earnings before taxes                                              25,113.62        33,301.54

               Provision for income tax expense (Note C)                              2,300.00         2,535.00
                                                                                ---------------  ---------------

                     Net earnings                                                    22,813.62        30,766.54

                     BEGINNING RETAINED EARNINGS                                     76,186.57        88,677.65
                                                                                ---------------  ---------------
                                                                                     99,000.19       119,444.19
               Less dividend distributions
                                                                                    (69,914.30)      (43,257.62)
                                                                                ---------------  ---------------

                     ENDING RETAINED EARNINGS                                   $    29,085.89   $    76,186.57
                                                                                ===============  ===============

















         The accompanying notes are an integral part of this statement.

                          INTERNATIONAL PAYPHONES, INC.
                            STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 1995 and 1994

                                                                                      1995             1994
                                                                                ---------------  ---------------
               Cash Flows From Operating Activities
                  Net income (loss)                                             $    22,813.62   $    30,766.54
                  Adjustments to reconcile net income (loss)
                  to net cash provided (used) by operating activities
                     Depreciation                                                    91,174.16        96,689.77
                     (Gain) loss on disposal of property                               (916.16)        2,731.45
                     (Increase) decrease in accounts receivable                     (13,083.21)       (4,610.68)
                     (Increase) decrease in inventories                               2,205.00        32,152.00
                     Increase (decrease) in accounts payable                         (5,105.43)      (16,981.09)
                     Increase (decrease) in income taxes payable                      3,000.00        (5,280.00)
                     Increase (decrease) in other accrued expenses                   (5,829.10)        3,112.86
                     Increase (decrease) in payroll taxes                           (10,265.07)        9,691.53
                                                                                ---------------  ---------------
                     Total adjustments                                               61,180.19       117,505.84
                                                                                ---------------  ---------------
                  Net Cash Provided (Used) by Operating Activities                   83,993.81       148,272.38

               Cash Flows From Investing Activities
                  Proceeds from disposal of property                                 18,250.06         5,312.20
                  Purchases of fixed assets                                         (71,329.00)      (18,225.16)
                  Leasehold improvements                                                   -         (10,274.42)
                                                                                ---------------  ---------------
                  Net Cash Provided (Used) by Investing Activities                  (53,078.94)      (23,187.38)

               Cash Flows From Financing Activities
                  Proceeds from long-term debt                                       96,329.00        30,893.30
                  Decrease in other accounts receivable                              19,974.54        29,012.38
                  Repayment of long-term debt                                       (49,068.19)      (52,552.75)
                  Repayment of capital lease obligations                            (34,345.51)      (59,869.12)
                  Repayment of stockholder loans                                           -         (22,575.20)
                  Dividends paid                                                    (72,014.30)      (43,257.62)
                                                                                ---------------  ---------------
                  Net Cash Provided (Used) by Financing Activities                  (39,124.46)     (118,349.01)
                                                                                ---------------  ---------------
                     NET INCREASE (DECREASE) IN CASH                                 (8,209.59)        6,735.99

                     CASH AT BEGINNING OF YEAR                                       25,530.67        18,794.68
                                                                                ---------------  ---------------
                     CASH AT END OF YEAR                                        $    17,321.08   $    25,530.67
                                                                                ===============  ===============
               Supplemental Disclosures
               Noncash Investing and Financing Activities:
                  Assets acquired through capital lease                         $   (49,440.00)  $   (66,598.00)
                  Capital lease used to acquire assets                               49,440.00        66,598.00
               Cash Paid During the Year for:
                  Interest                                                      $    13,489.00   $    20,919.00
                  Income taxes                                                        2,300.00         2,535.00



         The accompanying notes are an integral part of this statement.

                          INTERNATIONAL PAYPHONES, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                     December 31, 1995 and December 31, 1994




Note A - General

     International Payphones, Inc. is a Tennessee corporation formed in 1985 to sale, install, lease and maintain pay telephone equipment. The majority of the Company's operations are in the eastern region of the the state of Tennessee where it owns approximately 500 telephones and receives pay telephone coin income and long distance commissions. Under agreements with pay phone site location owners the Company collects the pay phone coin revenue and the long, terms run distance comission income and pays a percentage of this revenue to the site location owner each month. These agreements cover periods ranging from five to twenty years.

Note B - Property and equipment

     Property and equipment is stated at cost and is depreciated using the straight-line method over useful lives ranging from 5 to 7 years for equipment and vehicles and 31.5 years for leasehold improvements. Repairs and maintenance are charged to expense when incurred and improvements which substantially prolong the useful lives of the assets involved are capitalized and depreciated. The cost of assets classified by major categorys is as follows:

                                                                                        1995             1994
                                                                                  ---------------  ---------------
                   Furniture & fixtures                                           $    58,120.58   $    58,120.58
                   Office equipment                                                    35,998.97        35,998.97
                   Telephone equipment                                                515,563.78       466,123.78
                   Leasehold improvements                                              74,802.66        74,802.66
                   Vehicles                                                           131,662.90        85,096.62
                                                                                  ---------------  ---------------
                         Total cost                                                   816,148.89       720,142.61


Note C - Income taxes

     The Company is an S corporation for Federal income tax purposes. As a result, no provision for Federal income taxes is made by the Company because the individual stockholder's report and pay Federal income tax on their allocated percentage of the corporation's net earnings. The Company does pay Tennessee state excise tax on its net earnings at a 6% tax rate. There are timing differences in how items of income and expense are reported on the tax return and in the financial statements. These differences involve trade receivables for long distance commission income which is reported as income when earned in the financial statements but is reported as received for tax purposes. In addition, depreciation expense is claimed under IRS Code Section 179 and using accelerated writeoff methods for tax purposes while the straigthtline writeoff method is used for financial reporting. State excise tax is provided for in the financial statements as the items of income and deduction are recognized therein regardless of when they are reported on the income tax return. As a result of these timing differences, deferred tax liabilities of $ 6,000 and $ 3,000, respectively, have been accrued at December 31, 1995 and December 31, 1994.

Note D - Other amounts receivable:

     The Company is affiliated through common stock ownership and control with other companys involved in the telecommunications industry. Loans to these affiliates on open account totaled $ 19,886 at December 31, 1994. Loans to employees at December 31, 1994 totaled $ 7,937.

                          INTERNATIONAL PAYPHONES, INC.
                  NOTES TO THE FINANCIAL STATEMENTS - Continued
                     December 31, 1995 and December 31, 1994


Note E - Other accrued liabilities:

     Other accrued liabilities include the Company's estimate of accrued site commissions due as of December 31, 1995 and December 31, 1994. Under the terms of the Company's royalty agreements with its customers, site commissions are payable after the end of the month in which the net coin and long distance revenue is received. As of December 31, 1995 and December 31, 1994, the Company has accrued approximately two months, respectively, of unpaid site commissions.

Note F - Long-term debt:

     Long-term debt at December 31, 1995 and December 31, 1994 includes the following:

                                                                                        1995             1994
                                                                                  ---------------  ---------------
                  Note payable to First National Bank of Gatlinburg dated
               November 2, 1994 in the face amount of $ 17,000 payable in 18 monthly installments of $ 1,000 including interest at prime
               plus 1.5%                                                          $     4,377.89   $    15,269.36

                  Note payable to Conquest Communications dated in December,
               1993 in the face amount of $ 25,000 payable in monthly
               installments with interest.                                                   -           5,117.01

                  Note payable to First Union Bank of Georgia dated October 11,
               1993 in the face amount of $ 24,763 payable in 60 monthly
               installments of $ 487 including interest at 6.75%. This note is
               collateralized by a 1994 Ford Explorer.                                       -          19,773.54

                  Notes payable (two) to First Union Bank of South Carolina
               dated September 17, 1993 in the face amounts of $15,022 each, both payable in 60 monthly installments of $292 including interest at
               6.25%. These notes are collateralized by two 1993 Ford cargo vans.      18,219.80        23,457.12

                  Note payable to First Tennessee Bank dated January 31, 1994 in the face amount of $ 13,893 payable in 60 monthly installments of
               $ 289 including interest at 9.00%. This note is collateralized by
               a 1994 Toyota Corolla.                                                   9,422.68        11,681.97

                  Note payable to Nationsbank of South Carolina dated December
               14, 1993 in the face amount of $ 15,596 payable in 60 monthly installments of $ 309 including interest at 7.00%. This note is
               collateralized by a 1994 Ford Econoline.                                10,187.33        12,867.48

                  Note payable to First National Bank of Gatlinburg dated August
               28, 1995 in the face amount of $ 25,000 payable in 23 monthly installments of $ 1,000 including interest at prime plus 2.362%.
               This note is collateralized by pay phones and royalty contracts.        21,890.59              -

                          INTERNATIONAL PAYPHONES, INC.
                  NOTES TO THE FINANCIAL STATEMENTS - Continued
                     December 31, 1995 and December 31, 1994



               Note F - Long-term debt -continued:

                  Capitalized lease purchase agreement dated January 26, 1994 in the original sum of $ 66,370, due in monthly installments of $
               2,139 through December, 1996, decreasing to $ 1,123 through
               March, 1997, including sales tax and finance charges at 14%.            21,412.70        42,110.40

                  Capitalized lease purchase agreement dated May 5, 1995 in the original sum of $ 49,440, due in monthly installments of $ 1,842 through March, 1998, including sales tax and finance charges
               at 19%.                                                                 36,981.01              -

                  Note payable to Nationsbank of South Carolina dated November
               4, 1995 in the face amount of $ 71,329 payable in 60 monthly installments of $ 1,484 including interest at 8.95%. This note is
               collateralized by a 1995 Mercedes                                       70,140.18              -
                                                                                  ---------------  ---------------
                                                                                      192,632.18       130,276.88
               Less current portion                                                   (73,978.08)      (48,761.05)
                                                                                  ---------------  ---------------

                                                                                  $   118,654.10   $    81,515.83
                                                                                  ===============  ===============


Note G - Operating leases

     The Company leases its office space from one of the stockholders under an oral agreement at a monthly rate of $ 1,000 plus utilities, taxes, repairs, maintenance and leasehold improvements. The Company also leases three vehicles under separate noncancelable operating lease agreements dated March 25, 1993, January 22, 1994 and April 21, 1995. These agreements call for monthly lease payments of $ 509, $ 1,006, and $ 444, respectively, including sales tax. Each agreement allows for additional charges for excess milage upon expiration of the lease. Future minimum annual lease payments under the vehicle leases are as follows:

                    Year ended December 31, 1995                                         $    22,183.00
                    Year ended December 31, 1996                                              18,936.00
                    Year ended December 31, 1997                                              11,371.00
                    Year ended December 31, 1998                                               1,333.00
                                                                                         --------------
                                                                                         $    53,823.00


Note H - Events subsequent to December 31, 1995

     Effective March 15, 1996 the Company entered into a merger agreement with PhoneTel Technologies, Inc. under which 100% of the Company stock was acquired by Phonetel and the Company ceased to exist as a seperate entity.


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